UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event report) December 1, 2004

Pelican Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14986	58-2298215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3767 Ranchero Drive, Ann Arbor, Michigan		48108
(Address of principal executive offices)		(Zip Code)

734-662-9733

(Registrant’s telephone number, including area code)

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under  Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01                Termination of a Material Definitive Agreement

The Washtenaw Group, Inc, a company related by common ownership with Pelican Financial, Inc. and its bank subsidiary, Pelican National Bank, has withdrawn as of December 1, 2004 all of the their deposits at Pelican National Bank.  No formal agreement existed requiring The Washtenaw Group to continue the deposit relationship.  At September 30, 2004, the deposits totaled $51.6 million of non-interest bearing deposits, which represented 78% of total non-interest bearing deposits and 22% of total deposits at Pelican National Bank.  The deposits represented 20% of total assets at September 30, 2004.

The deposits, due to their volatility, were primarily invested in short-term interest earning assets such as Federal Funds Sold.  The current yield earned on the deposits would have been 2.0%, assuming they were all invested in Federal Funds Sold, as of November 30, 2004.  The approximate negative impact on profitability at Pelican National Bank is approximately $750,000 before taxes on an annual basis. Pelican National Bank intends to replace the deposits with interest bearing deposits or short-term borrowings based on Pelican National Bank’s liquidity position at the time.

Through the nine month period ended September 30, 2004 Pelican Financial had a net loss of $262,937.  Pelican Financial, Inc. cannot predict if or when it will be able to replace the income lost as a result of the withdrawal of the non-interest bearing deposits.

Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pelican Financial, Inc.

Dated:	December 1, 2004	s/ Charles C. Huffman
Charles C. Huffman
President and Chief Executive Officer